Exhibit 99.1
Blue Nile Announces Third Quarter 2008 Financial Results
Reports Third Quarter Net Sales of $65.4 Million
Earnings per Diluted Share Total $0.15
Repurchases $23.2 Million of Stock in the Third Quarter
SEATTLE, November 4, 2008 – Blue Nile, Inc. (Nasdaq: NILE), the leading online retailer of diamonds and fine jewelry, today reported financial results for its third quarter ended September 28, 2008.
Blue Nile reported net sales of $65.4 million compared to $67.4 million in the third quarter of 2007, a decrease of 2.9%. Non-GAAP adjusted EBITDA was $5.4 million for the quarter, consistent with the third quarter of 2007. Net income totaled $2.3 million, or $0.15 per diluted share compared to $3.0 million, or $0.18 per diluted share in the third quarter last year.
“Our top-line growth declined as a result of the further weakening in the economic environment in the U.S. during the third quarter,” said Diane Irvine, Chief Executive Officer. “At the same time, our disciplined focus on managing the business profitably in this difficult retail climate allowed us to achieve our earnings per share guidance.
“We believe that our offering of exceptional diamonds and fine jewelry at a compelling value resonates with consumers especially during difficult times. We are excited about the new diamond, gemstone, pearl and silver jewelry that we are introducing for the holidays. However, our expectation is that this will be a very challenging holiday season based on the uncertainty in the external environment and extremely cautious consumer spending trends.
“Blue Nile is well positioned to generate profitability and cash flow even in difficult market conditions. We remain confident in our ability to continue to gain market share and to emerge from this economic downturn in an even stronger competitive position,” concluded Irvine.
During the quarter, the Company repurchased 593,700 shares of its common stock for $23.2 million. Since the inception of the buyback program in the first quarter of 2005, the Company has repurchased 4.4 million shares for a total of $160.0 million.
Selected Financial Highlights
•	International sales for the third quarter grew 53% to $6.9 million, compared to $4.5 million in the third quarter of 2007.

•	Gross profit for the third quarter was $13.3 million. As a percent of net sales, gross profit increased to 20.3% compared to 19.8% in the third quarter of 2007.

•	Operating income for the quarter totaled $3.3 million. Operating income as a percentage of net sales was 5.0% for the third quarter.

•	Selling, general and administrative expenses for the quarter were $10.0 million, compared to $9.7 million in the third quarter of 2007. Selling, general and administrative expenses include stock-based compensation expense of $1.6 million, compared to $1.4 million in the third quarter of 2007.

•	Net income per diluted share for the quarter includes stock-based compensation expense of $0.07, compared to $0.05 for the third quarter of 2007.

•	Net cash provided by operating activities totaled $23.0 million for the trailing twelve month period ended September 28, 2008. Non-GAAP free cash flow was $20.1 million for the trailing twelve month period ended September 28, 2008.

•	The Company’s cash and cash equivalents totaled $26.6 million at September 28, 2008.

•	Capital expenditures in the third quarter totaled $0.7 million, compared to $1.5 million in the third quarter of 2007.
Financial Guidance
The deterioration in the economic climate and the uncertainty surrounding consumer spending patterns combine to create a lack of visibility into expectations for the upcoming holiday season. As a result of the uncertainty in the external environment, the Company is not providing financial guidance at this time for the fourth quarter and fiscal year.
Forward-Looking Statements
This press release contains forward-looking statements that include risks and uncertainties, including, without limitation, all statements related to future financial performance, estimated stock-based compensation expense, anticipated effective tax rate, anticipated capital expenditures and plans to grow our business. Words such as “expect,” “anticipate,” “believe,” “will” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon our current expectations. Forward-looking statements involve risks and uncertainties. Our actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to general economic conditions, our fluctuating operating results, seasonality in our business, our ability to acquire products on reasonable terms, our online business model, demand for our products, our ability to attract customers in a cost effective manner, our limited operating history, the strength of our brand, competition, fraud, system interruptions, our ability to fulfill orders and other risks detailed in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 30, 2007. Additional information will be set forth in our Quarterly Report on Form 10-Q for the quarter ended September 28, 2008, which we expect to file with the Securities and Exchange Commission on or before November 7, 2008. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and Blue Nile undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.
Conference Call
The Company will host a conference call to discuss its third quarter financial results today at 2:00 p.m. PT/5:00 p.m. ET. A live webcast of the conference call may be accessed at http://investor.bluenile.com. Following the completion of the call, a recorded replay of the webcast will be available for 30 days at the same Internet address. This call will contain forward-looking statements and other material information regarding the Company’s financial and operating results. In the event that any non-GAAP financial measure is discussed on the conference call that is not described in this release, related complementary information will be made available at http://investor.bluenile.com as soon as practicable after the conclusion of the conference call.

Non-GAAP Financial Measures
To supplement Blue Nile’s consolidated financial statements presented in accordance with generally accepted accounting principles (“GAAP”), Blue Nile uses non-GAAP adjusted EBITDA and non-GAAP free cash flow as measures of certain components of financial performance. Blue Nile defines non-GAAP adjusted EBITDA as earnings before interest and other income, taxes, depreciation and amortization, adjusted to exclude the effects of stock-based compensation expense. Blue Nile defines non-GAAP free cash flow as net cash provided by or used in operating activities less cash outflows for purchases of fixed assets, including internal use software and website development. Blue Nile’s management does not itself, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors should also note that the non-GAAP financial measures used by Blue Nile may not be the same non-GAAP financial measures, and may not be calculated in the same manner, as that of other companies. Whenever Blue Nile uses such non-GAAP financial measures, it provides a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measures. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures.
Blue Nile’s management believes that non-GAAP adjusted EBITDA and non-GAAP free cash flow, as defined, provide meaningful supplemental information to the company and to investors. Blue Nile believes that both management and investors benefit from referring to these non-GAAP measures in assessing the performance of Blue Nile and when planning and forecasting future periods. Further, management believes that the inclusion of the non-GAAP adjusted EBITDA and non-GAAP free cash flow calculations provide consistency in Blue Nile’s financial reporting and comparability with similar companies in Blue Nile’s industry.
A reconciliation of non-GAAP adjusted EBITDA is as follows (in thousands):

	Quarter Ended	Quarter Ended
	September 28, 2008	September 30, 2007
Net income	$2,335	$2,972
Income tax expense	1,226	1,601
Other income, net	(279)	(960)
Depreciation and amortization	559	408
Stock-based compensation	1,560	1,385

Adjusted EBITDA	$5,401	$5,406

	Year to Date Ended	Year to Date Ended
	September 28, 2008	September 30, 2007
Net income	$8,111	$9,916
Income tax expense	4,332	5,367
Other income, net	(1,770)	(2,951)
Depreciation and amortization	1,512	1,184
Stock-based compensation	5,208	4,047

Adjusted EBITDA	$17,393	$17,563

A reconciliation of differences of non-GAAP free cash flow from the comparable GAAP measure of net cash provided by (used in) operating activities is as follows (in thousands):

	Twelve Months Ended	Twelve Months Ended
	September 28, 2008	September 30, 2007
Net cash provided by operating activities	$23,003	$33,242

Purchases of fixed assets, including internal- use software and website development	(2,873)	(3,795)

Non-GAAP free cash flow	$20,130	$29,447

About Blue Nile, Inc.
Blue Nile, Inc. is the leading online retailer of diamonds and fine jewelry. The Company delivers the ultimate customer experience, providing consumers with a superior way to buy engagement rings, wedding rings and fine jewelry. Blue Nile offers in-depth educational materials and unique online tools that place consumers in control of the jewelry shopping process. The Company offers thousands of independently certified diamonds and fine jewelry at prices significantly below traditional retail, with quality standards that are among the highest in the industry. Blue Nile can be found online at www.bluenile.com, www.bluenile.ca and www.bluenile.co.uk. Blue Nile’s shares are traded on the Nasdaq Stock Market LLC under the symbol NILE.
Contact:
Blue Nile, Inc.
Eileen Askew, (Investors) 206.336.6745
bluenileir@bluenile.com
or
Liz Powell, (Media) 206.336.6755
liz@bluenile.com

BLUE NILE, INC.
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	September 28,	December 30,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$26,591	$122,793
Trade accounts receivable	1,440	2,452
Other accounts receivable	941	1,124
Inventories	17,962	20,906
Deferred income taxes	538	799
Prepaids and other current assets	1,482	1,072

Total current assets	48,954	149,146
Property and equipment, net	7,677	7,601
Intangible assets, net	279	286
Deferred income taxes	4,731	3,489
Other assets	64	64

Total assets	$61,705	$160,586

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$40,486	$85,866
Accrued liabilities	4,485	9,549
Current portion of long-term financing obligation	40	38
Current portion of deferred rent	219	238

Total current liabilities	45,230	95,691
Long-term financing obligation, less current portion	850	880
Deferred rent, less current portion	431	538
Stockholders’ equity:
Common stock	20	20
Additional paid-in capital	143,074	134,207
Deferred compensation	—	(3)
Accumulated other comprehensive income	84	75
Retained earnings	32,680	24,569
Treasury stock	(160,664)	(95,391)

Total stockholders’ equity	15,194	63,477

Total liabilities and stockholders’ equity	$61,705	$160,586

BLUE NILE, INC.
Condensed Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share data)

	Quarter ended		Year to date ended
	September 28,	September 30,	September 28,	September 30,
	2008	2007	2008	2007
Net sales	$65,376	$67,355	$209,542	$207,358
Cost of sales	52,114	53,998	167,233	165,809

Gross profit	13,262	13,357	42,309	41,549

Selling, general and administrative expenses	9,980	9,744	31,636	29,217

Operating income	3,282	3,613	10,673	12,332

Other income (expense), net:
Interest income, net	184	947	1,299	2,723
Other income	95	13	471	228

Total other income (expense), net	279	960	1,770	2,951

Income before income taxes	3,561	4,573	12,443	15,283
Income tax expense	1,226	1,601	4,332	5,367

Net income	$2,335	$2,972	$8,111	$9,916

Basic net income per share	$0.16	$0.19	$0.54	$0.62

Diluted net income per share	$0.15	$0.18	$0.52	$0.59

Shares used for computation (in thousands):
Basic	14,621	15,959	15,080	15,879
Diluted	15,200	16,912	15,723	16,756

BLUE NILE, INC.
Condensed Consolidated Statements of Cash Flow
(Unaudited)
(in thousands)

	Year to date ended
	September 28,	September 30,
	2008	2007
Operating activities:
Net income	$8,111	$9,916
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	1,512	1,184
Loss (gain) on disposal of property and equipment	20	(6)
Stock-based compensation	5,298	4,129
Deferred income taxes	(981)	(809)
Tax benefit from exercise of stock options	511	6,209
Excess tax benefit from exercise of stock options	(141)	(1,599)
Changes in assets and liabilities:
Receivables	1,195	(563)
Inventories	2,944	(683)
Prepaid federal income taxes	(440)	(2,985)
Prepaid expenses and other assets	30	(360)
Accounts payable	(45,380)	(26,291)
Accrued liabilities	(5,093)	(2,180)
Deferred rent and other	(78)	(2)

Net cash used in operating activities	(32,492)	(14,040)

Investing activities:
Purchases of property and equipment	(1,553)	(3,577)
Proceeds from the sale of property and equipment	10	8
Purchases of marketable securities		(20,230)
Proceeds from the maturity of marketable securities		40,000
Transfers of restricted cash		120

Net cash (used in) provided by investing activities	(1,543)	16,321

Financing activities:
Repurchase of common stock	(65,273)	(13,532)
Proceeds from stock option exercises	2,984	5,366
Excess tax benefit from exercise of stock options	141	1,599
Principal payments under long-term financing obligation	(28)

Net cash used in financing activities	(62,176)	(6,567)

Effect of exchange rate changes on cash and cash equivalents	9	45

Net decrease in cash and cash equivalents	(96,202)	(4,241)

Cash and cash equivalents, beginning of period	122,793	78,540

Cash and cash equivalents, end of period	$26,591	$74,299